Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Edgewater Bancorp, Inc. filed with the Securities and Exchange Commission, the Form H-(e)1 filed with the Board of Governors of the Federal Reserve System and the Form AC filed with the Office of the Comptroller of the Currency of our report dated September 10, 2013 on our audits of the consolidated financial statements of Edgewater Bank, appearing in the Prospectus, which is part of this Registration Statement, the Form H-(e)1 and the Form AC.  We also consent to the references to our firm under the captions “The Conversion and Offering”, “Experts” and “Legal Matters” in the Prospectus.

/s/ BKD, LLP
BKD, LLP

Ft. Wayne, Indiana
October 22, 2013